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SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 7, 2013 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.9 billion revenue passenger miles (RPMs) in September 2013, a 1.3 percent increase from the 7.8 billion RPMs flown in September 2012. Available seat miles (ASMs) increased 1.2 percent to 10.2 billion from the September 2012 level of 10.1 billion. The September 2013 load factor was 77.1 percent, compared to 77.0 percent in September 2012. For September 2013, passenger revenue per ASM (PRASM) is estimated to have increased in the seven to eight percent range compared to September 2012.
For the third quarter of 2013, the Company flew 27.0 billion RPMs, compared to 27.2 billion RPMs flown for the same period in 2012, a decrease of 0.6 percent. Third quarter ASMs increased 1.0 percent to 33.4 billion from third quarter 2012 ASMs of 33.1 billion. The third quarter load factor was 80.8 percent, compared to 82.1 percent for the same period in 2012.
For the first nine months of 2013, the Company flew 78.7 billion RPMs, compared to 78.1 billion RPMs flown for the same period in 2012, an increase of 0.8 percent. Year-to-date ASMs increased 1.6 percent to 98.5 billion from 96.9 billion for the same period in 2012. The year-to-date load factor was 79.9 percent, compared to 80.5 percent for the same period in 2012.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.
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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	SEPTEMBER
	2013	2012	CHANGE
Revenue passengers carried	8,153,541	8,366,174	(2.5)%

Enplaned passengers	10,124,725	10,240,755	(1.1)%

Revenue passenger miles (000)	7,862,610	7,762,368	1.3%

Available seat miles (000)	10,202,976	10,083,786	1.2%

Load factor	77.1%	77.0%	0.1 pts

Average length of haul	964	928	3.9%

Trips flown	103,141	107,034	(3.6)%

	THIRD QUARTER
	2013	2012	CHANGE
Revenue passengers carried	27,015,866	28,318,779	(4.6)%

Enplaned passengers	33,792,804	34,913,698	(3.2)%

Revenue passenger miles (000)	27,009,605	27,162,606	(0.6)%

Available seat miles (000)	33,425,087	33,080,233	1.0%

Load factor	80.8%	82.1%	(1.3) pts

Average length of haul	1000	959	4.3%

Trips flown	332,991	347,346	(4.1)%

	YEAR-TO-DATE
	2013	2012	CHANGE
Revenue passengers carried	81,180,167	82,738,949	(1.9)%

Enplaned passengers	100,036,208	101,278,271	(1.2)%

Revenue passenger miles (000)	78,695,853	78,053,971	0.8%

Available seat miles (000)	98,457,754	96,943,715	1.6%

Load factor	79.9%	80.5%	(0.6) pts

Average length of haul	969	943	2.8%

Trips flown	995,097	1,033,968	(3.8)%

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